NEWS RELEASE

Investor/Media Contact:
Andrew P. Hines, 973-515-1853
Email: IR@gentek-global.com

GenTek Inc Reports Fourth Quarter and Full Year 2005 Results; Posts an 11% Adjusted EBITDA
Improvement On Revenue Gains and Operating Expense Reductions

PARSIPPANY, N.J., March 16, 2006 – GenTek Inc. (NASDAQ: GETI) today announced results for the fourth quarter and full year ended December 31, 2005. For the fourth quarter of 2005, GenTek had revenues totaling $233.6 million and operating profit of $6.1 million, after a $8.3 million restructuring and impairment charge. Of this charge, $6.8 million related to the pending sale of the Canadian Wire business, and $1.5 million is the result of the shutdown of the Southfield, Michigan administrative office and another facility. This compares to revenues of $215.4 million and operating profit of $6.6 million in the prior-year period, after restructuring and impairment charges of $1.3 million. The company’s manufacturing and performance chemicals business both contributed to the 8% sales increase and an 82% increase in operating income before the restructuring and impairment charges. The company recorded a loss from continuing operations of $0.2 million, or $ 0.02 loss per diluted share, compared to income from continuing operations of $2.2 million, or $0.22 income per diluted share, in the fourth quarter of 2004.

For the year ended December 31, 2005, GenTek had revenues totaling $920.0 million and operating profit of $31.4 million, after restructuring, impairment, and pension settlement charges of $16.4 million. This compares to revenues of $831.2 million and operating profit of $39.3 million, which includes a pension curtailment gain net of restructuring and impairment charges of $2.8 million for 2004. The company had income from continuing operations of $3.3 million, or $0.33 income per diluted share in 2005, compared to income from continuing operations of $7.4 million, or $0.74 income per diluted share, in the comparable prior-year period.

The increase in revenues in 2005 is attributable to the growth in the wire-harness and the performance chemical businesses. Year over year operating profit improvement (before restructuring, impairment, and pension curtailment and settlement gains and losses) has been driven primarily by improvements at performance chemicals and reductions in selling, general and administrative expenses.

The company had $12.3 million of cash and $361.7 million of debt outstanding as of December 31, 2005 and no borrowing outstanding under its revolving credit facility.

Adjusted EBITDA

The company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. Adjusted EBITDA reflects removing the impact of any restructuring, impairment, income from discontinued operations and certain one-time items. Adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided in the attached Schedule 2. GenTek has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the company’s business. GenTek believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the company’s business than the GAAP results alone. In addition, the company understands that adjusted EBITDA is also a measure commonly used to value businesses by its investors and lenders.

For the fourth quarter of 2005, adjusted EBITDA was $25.8 million compared with $21.7 million in the fourth quarter of 2004.

For the year ended December 31, 2005, adjusted EBITDA was $92.5 million versus $83.1 million in the prior-year period. The majority of this improvement in adjusted EBITDA resulted from revenue and margin growth in performance chemicals as well as reduced selling, general and administrative expenses of $7.6 million, driven by continued operating efficiency initiatives and reduced pension and post-retirement medical costs.

“Each operating unit made improvements in the fourth quarter which contributed to our 8% revenue and 19% adjusted EBITDA growth,” said William E. Redmond, Jr., Gentek’s president and CEO. “We look to build on our 11% adjusted EBITDA growth in 2005 by seeking new customer and product growth in each of our key operating segments coupled with continued operating efficiency improvements in 2006.”

About GenTek Inc.

GenTek provides specialty inorganic chemical products and services for treating water and wastewater, petroleum refining, and the manufacture of personal-care products, valve-train systems and components for automotive engines and wire harnesses for large home appliance and automotive suppliers. GenTek operates over 60 manufacturing facilities and technical centers and has more than 6,500 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, heavy equipment, appliances and office equipment, in addition to global energy companies and makers of personal-care products. Additional information about the company is available at www.gentek-global.com.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures calculated in accordance with GAAP.

Forward-looking statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, including if investment returns on pension assets are lower than assumed; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; the potential exercise of our Tranche B and Tranche C warrants and other events could have a substantial dilutive effect on our common stock; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

				Schedule 1
	GenTek Inc.
	Consolidated Statement of Operations
(In Millions except per share amounts)(1)
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2005	2004
Revenues	$233.6	$215.4	$920.0	$831.2
Cost of sales	202.0	187.5	797.7	712.7
Selling, general and administrative expense	17.2	20.0	74.4	82.0
Pension curtailment and settlement (gain) loss	—	—	0.6	(13.4)
Restructuring and impairment charges	8.3	1.3	15.8	10.6

Operating profit	6.1	6.6	31.4	39.2
Interest expense, net	8.1	0.3	28.5	7.8
Other (income) expense, net	—	(2.4)	(2.6)	8.9

Income (loss) from continuing operations before income taxes	(2.0)	8.7	5.6	22.5
Income tax provision (benefit)	(1.8)	6.5	2.3	15.1

Income (loss) from continuing operations	(0.2)	2.2	3.3	7.4
Income (loss) from discontinued operations (net of tax for the three months ended and year ended December 31, 2005 and 2004)	(1.9)	(1.5)	(4.1)	187.9

Net income (loss)	$(2.1)	$0.7	$(0.8)	$195.3

Weighted average common shares	10.1	10.0	10.0	10.0
Weighted average common and equivalent shares	10.2	10.1	10.1	10.0
Income (loss) per common share — basic:
Income (loss) from continuing operations	$(0.02)	$0.22	$0.33	$0.74
Income (loss) from discontinued operations	(0.19)	(0.15)	(0.41)	18.79

Net income (loss)	$(0.21)	$0.07	$(0.08)	$19.53

Income (loss) per common share — assuming dilution:
Income (loss) from continuing operations	$(0.02)	$0.22	$0.33	$0.74
Income (loss) from discontinued operations	(0.19)	(0.15)	(0.41)	18.74

Net income (loss)	$(0.21)	$0.07	$(0.08)	$19.48

1) Totals may differ slightly from the sum of the respective line items due to rounding.

				Schedule 2
	GenTek Inc.
	Reconciliation of Net Income to Adjusted EBITDA
	(In Millions)
	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income	$(2.1)	$0.7	$(0.8)	$195.3
Plus: Restructuring and impairment charges	8.3	1.3	15.8	10.6
Plus: Income Tax	(1.8)	6.5	2.3	15.1
Plus: Net Interest	8.1	0.3	28.5	7.8
Plus: Depreciation & amortization (1)	11.4	11.4	44.3	45.9
Plus: Non-recurring expense related to former CEO separation	—	—	2.2	—
Plus: Pension curtailment & settlement (gain) loss	—	—	0.6	(13.4)
Less: Gain on insurance recovery, Performance Chemicals (2)	—	—	3.4	—
Less: Gain (loss) on dispositions and impairments of equity interests.	—	—	1.1	(9.7)
Less: Income (loss) from discontinued operations	(1.9)	(1.5)	(4.1)	187.9

Adjusted EBITDA	$25.8	$21.7	$92.5	$83.1

(1) Depreciation and amortization excludes amortization of financing costs which are included in interest expense.
(2) Reflects insurance recovery relating to the company’s Delaware Valley facility which was closed in 2003.